 Exhibit 99.1

TOR Minerals Announces Second Quarter 2005 Financial Results

CORPUS CHRISTI, Texas, August 2, 2005 -- TOR Minerals International (Nasdaq: TORM) producer of natural titanium dioxide pigments and specialty aluminas today announced its financial results for the quarter ended June 30, 2005.  The Company reported net income of $331,000, or $0.04 per fully diluted share, on net sales of $8,938,000.  This compares with net income of $190,000, or $0.02 per fully diluted share, on net sales of $6,386,000 for the quarter ended June 30, 2004.

For the six month period ended June 30, 2005, the company posted net income of $786,000, or $0.09 per fully diluted share, versus net income of $431,000, or $0.05 per fully diluted share, during the first half of 2004.  Sales for the six month period ending June 30, 2005 were $16,077,000 versus $12,390,000 posted during the same period in 2004.

As previously announced, mechanical difficulties at the Company’s Netherlands facility have been resolved and full manufacturing capacity has been available since late July.   “While our second quarter financial results were significantly impacted by the partial shutdown of our operations in the Netherlands, customer demand for our specialty alumina products has not been affected and we are optimistic about the growth prospects of our alumina product lines,” said Richard Bowers, President and CEO.

The Company’s HITOX® business performed very well during the quarter with volume, pricing and costs all being favorable.

TOR Minerals will host a conference call at 4 p.m. Central Time on August 2nd to further discuss Second Quarter results. The call will be simultaneously webcast, and can be accessed on the company's homepage at www.torminerals.com.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051

Tables Follow

TOR Minerals International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets	$12,345	$12,446
Property, plant and equipment, net	19,763	18,988
Goodwill, net	1,767	1,981
Other assets	18	219
Total Assets	$33,893	$33,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$6,136	$6,911
Long-term debt, excluding current maturities	4,595	3,731
Deferred tax liability	445	279
Total Liabilities	11,176	10,921
Shareholders' equity	22,717	22,713
Total Liabilities & Shareholders' Equity	$33,893	$33,634

TOR Minerals International, Inc.
Condensed Consolidated Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
NET SALES	$8,938	$6,386	$16,077	$12,390
Cost of sales	6,999	4,748	12,363	9,233
GROSS MARGIN	1,939	1,638	3,714	3,157
Technical services and research and development	100	100	208	207
General, administrative and selling expenses	1,299	1,227	2,319	2,323
OPERATING INCOME	540	311	1,187	627
OTHER INCOME (EXPENSE):
Interest expense, net	(88)	(60)	(176)	(77)
Other, net	(31)	(29)	(28)	(33)
INCOME BEFORE INCOME TAX	421	222	983	517
Income tax expense	90	32	197	86
NET INCOME	$331	$190	$786	$431
Preferred Stock Dividends	15	15	30	26
Income Available to Common Shareholders	$316	$175	$756	$405
Income per common shareholder:
Basic	$0.04	$0.02	$0.10	$0.05
Diluted	$0.04	$0.02	$0.09	$0.05

Weighted average common shares and equivalents outstanding
Basic	7,808	7,777	7,802	7,688
Diluted	8,134	8,039	8,127	7,993